ARRIS Provides Details on Redemption of Remaining
2008 Convertible Notes

Duluth, GA – May 31, 2005: ARRIS (NASDAQ: ARRS) today announced that it mailed to registered holders on May 31, 2005 a notice of redemption on June 29, 2005 of the remaining $75 million in principal amount of its 4 1/2% Convertible Subordinated Notes due 2008 (“Called Notes”). The Called Notes were originally issued on March 18, 2003 in the aggregate principal amount of $125 million.

Holders have until the close of business on the day before the redemption date, to convert the Called Notes into shares of ARRIS common stock at a price of $5.00 per share (200 shares per $1,000 principal amount of the Notes) rather than accept redemption. Upon redemption, ARRIS will pay holders of the Called Notes that have not been converted into common stock $1,000 per $1,000 principal amount of Notes plus accrued and unpaid interest. In addition to this redemption price, and in accordance with the terms of the indenture governing the Notes, ARRIS will pay in shares of its common stock an interest “make-whole” payment to all holders of the Called Notes on the date of the redemption notice, including holders of the Called Notes to be redeemed who convert such Notes prior to the redemption date. The “make-whole” payment, which will be made in shares as noted above, is estimated to be approximately $2.5 million and will be recorded as an expense during the second quarter of 2005.

Payment of the redemption price will be made by The Bank of New York, as trustee, and payment of the make-whole payment will be made by The Bank of New York, as stock transfer agent, upon presentation and surrender of the Called Notes on or after the redemption date by hand or by mail at the address for the paying agent set forth in the redemption notice.

About ARRIS
ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS’ products and services can be found at www.arrisi.com.

Contact:
Jim Bauer
ARRIS Investor Relations
jim.bauer@arrisi.com
678-473-2647